EXHIBIT 99.1

ATHEROGENICS, INC.
(Debtor-in-Possession)
BALANCE SHEET
March 31, 2009
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$ 46,299,529
Prepaid expenses	486,703
Interest receivable and other current assets	17,382
Total current assets	46,803,614

Equipment and leasehold improvements, net of accumulated depreciation
and amortization	671,934
Total assets	$ 47,475,548

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$ 427,092
Accrued compensation	164,495
Accrued and other liabilities	155,286
Total current liabilities not subject to compromise	746,873

Prepetition liabilities	306,838,039

Shareholders' deficit
Common stock	219,030,854
Warrants	598,172
Accumulated deficit	(479,738,390)
Total shareholders' deficit	(260,109,364)
Total liabilities and shareholders' deficit	$ 47,475,548

ATHEROGENICS, INC.
(Debtor-in-Possession)
STATEMENT OF OPERATIONS
For the month ended March 31, 2009
(Unaudited)

Revenues	$ —

Operating expenses:
Research and development	588,237
General and administrative	915,729
Total operating expenses	1,503,966

Operating loss	(1,503,966)
Interest and other income	—
Interest expense	—
Net loss before reorganization items	(1,503,966)

Reorganization items, net	(212,573)

Net loss	$ (1,716,539)

Net loss per share –
basic and diluted	$ (0.04)

Weighted average shares
outstanding – basic and diluted	39,518,492